Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports First Quarter 2020 diluted EPS of $0.46 and Announces Quarterly Dividend of $0.17 per Share

•Announced initiatives in March 2020 to assist clients, employees and communities affected by COVID-19
•Began to see impact of COVID-19 in Q1 with provision for loan losses of $0.9 million, mortgage servicing impairment of $0.5 million, wealth management fee pressure and a reduction in commercial loan closings due to project delays
•Initiated proactive risk mitigation efforts, which included contacting existing clients representing over 70% of the commercial loan portfolio, completing loan deferral arrangements for clients with balances totaling $35.7 million through March 31, 2020 and actively participating in the Small Business Administration Paycheck Protection Program (the “SBA PPP”) in April 2020
•In April 2020, expected closings of SBA PPP loans total approximately $370 million with approximately $9 million of processing fees to be earned primarily over Q2 and Q3
•Classified loans fell by $10.3 million to $30.5 million at March 31, 2020 from $40.8 million at December 31, 2019; non-performing loans to total loans fell by 18 basis points to 0.47% at March 31, 2020 as compared to 0.65% at December 31, 2019; net recoveries of $0.2 million were recorded in the three months ended March 31, 2020
•Due to the hiring of commercial relationship managers in the second half of 2019, commercial loan growth was strong for a second quarter in a row, at 15% annualized, after 20% annualized growth in the fourth quarter of 2019; however, the impact of COVID-19 will make it difficult to maintain that growth throughout the remainder of 2020
•Annualized gross loan growth of 3.0%, despite sales of portfolio loans and high payoffs in the mortgage portfolio due to heavy refinance activity
•With market uncertainty, deposits grew by $54.3 million, or 16% annualized, in checking, money market and savings accounts; continued planned runoff of an additional $25 million of brokered and subscription deposits
•With rapidly falling interest rates and an asset sensitive balance sheet, margin management was active, resulting in a four basis point expansion in the net interest margin to 3.41% for the three months ended March 31, 2020 as compared to 3.37% for the three months ended December 31, 2019
•Repriced deposits quickly, leading to a nine basis point reduction in the cost of deposits, replaced maturing funding with lower cost alternatives, and new origination loan spreads were widened
•Noninterest income totaled $7.1 million, or 28% of revenues, for the three months ended March 31, 2020, negatively impacted by seasonal reductions in many fee categories and the COVID-19 event, which was more than offset by $1.9 million of gains from the sale of acquired classified loans and an acquired recreational vehicle portfolio
•Announced that the annual shareholder meeting will be held virtually on April 28, 2020 at 9:00 AM
•Declared a cash dividend of $0.17 per common share, payable May 11, 2020, to shareholders of record as of May 4, 2020, maintaining the dividend declared in the previous quarter

SHIPPENSBURG, PA (April 21, 2020) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc., announced earnings for the three months ended March 31, 2020. Net income totaled $5.1 million for the first quarter of 2020, compared with $4.2 million for the fourth quarter of 2019 and $3.1 million in the first quarter of 2019. Diluted earnings per share totaled $0.46 for the three months ended March 31, 2020, compared with $0.38 for the three months ended December 31, 2019 and $0.33 for the three months ended March 31, 2019.

Thomas R. Quinn, Jr., President & CEO, commented, “The first quarter saw a progression of our strategy, which carried on even as the COVID-19 pandemic changed how Orrstown conducts business. Commercial loans grew as recent hires of commercial lenders brought high quality relationships to the Bank. Additionally, through two loan sales, we further aligned our existing portfolio with our risk tolerances. However, as the quarter passed, the disruptive impact of the COVID-19 outbreak became more and more evident. We pivoted to providing service through electronic channels. We engaged in direct outreach to clients to assess their needs and provide assistance where needed.

Though the SBA Paycheck Protection Program was not introduced until second quarter 2020, work done in the first quarter of 2020 and before laid the foundation for successful implementation at Orrstown. Investments in 2019 in Baltimore and Harrisburg, as well as our 2015 expansion into Lancaster while maintaining our focus in our historic Cumberland Valley footprint, allowed us to accept almost 1,500 applications. Many of these represent new relationships to the Bank, for which our intention is to bring the whole relationship to Orrstown over time; however, the associated loans will all be underwritten with the same prudence as our existing portfolio. We look forward to returning to business as usual, as do our clients, employees, and shareholders, just as soon as it is safe to do so.”

COVID-19 Response Efforts

Orrstown has implemented the following steps to mitigate the potential spread of this virus, and to help our clients during this challenging time:

•Temporarily closed all branch lobbies for transaction purposes; drive thru lanes remain open.
•Encouraged clients to utilize the Bank’s online, mobile, and telephone banking services, as well as night drops and ATMs.
•Implemented a by-appointment only process, where we will meet with clients face-to-face for critical and essential needs that cannot be serviced remotely or via a drive-up, such as a loan settlement or safe deposit box access request.
•Waived Orrstown fees on all foreign ATM transactions from March 18, 2020 through May 15, 2020.
•Waived late fees on all loan payments for 60 days.
•Designated loan experts available to work with clients to assist them during this challenging time.
•Implemented a work-from-home policy for employees whose primary responsibilities can be completed in this manner.
•Enhanced staffing levels at our Client Service Center to manage our increased call volume.
•Instituted additional preventative measures by providing guidance to all employees on hygiene and social distancing.
•Educated clients and consumers to explore programs provided by the U.S. Small Business Administration (“SBA”).
•Changed Annual Meeting to a Virtual Meeting.

Loss Mitigation Efforts / Loan Concentration

Management initiated numerous proactive efforts to prepare for the difficult economic environment that is imminent, including contacting most commercial loan clients, initiating a loan payment deferral program for consumers and business clients of up to six months, actively participating in the SBA PPP, performing stress testing of higher risk concentrations in the loan portfolio and tighter underwriting for new loans. Due to the change in the external environment, management increased the qualitative factors for certain loan segments in the Bank’s allowance for loan loss analysis, which resulted in the recording of $0.9 million of provision for loan losses in the quarter. At March 31, 2020, eight consumer clients with loans totaling $0.8 million were granted payment deferrals while 22 clients with commercial loans totaling $34.9 million also had payment deferrals. Subsequently, as of April 20, 2020, additional consumer and commercial deferrals were granted totaling $12.1 million and $101.4 million, respectively. These conversations are on-going and we expect more deferrals to be granted in the second quarter of 2020.

The Bank is also actively consulting with clients on the benefits of the many government lending programs currently available, with the most interest expressed in the SBA PPP. To date, the Bank has taken almost 1,500 applications and expects to close approximately $370 million of these loans in April 2020. These loans are fully guaranteed by the SBA and forgivable if certain conditions are met by the borrower, including the client using 75% of the loan for payroll.

The combination of active client relationship consultation, loan payment deferrals, increased risk management focus on higher risk loan concentrations and significant client participation in the SBA PPP is expected to help offset potential future period losses. Due to the current economic environment, we do expect charge offs to increase in the coming quarters, but more time is needed to fully understand the magnitude and length of the pending economic downturn and its impact on our loan portfolio.

Below is a summary of select loan concentrations as a percentage of total loans and the Bank’s total risk-based capital as of March 31, 2020:

	As a Percentage of
Category	Total Loans	Risk-based Capital

Office	10.1%	70.8%
Multifamily residential	6.7	47.3
Strip Center / Retail	3.1	21.7
Commercial Construction	2.9	20.4
Hotel / Motel	2.8	19.6
Warehouses	2.3	16.4
Restaurants & Bars	1.5	10.8
Storage Units	1.5	10.7
Residential Construction	0.8	5.5

DISCUSSION OF RESULTS

Balance Sheet

Loans
Due to the significant addition of commercial relationship managers in the second half of 2019, commercial loans grew $39.9 million, or 15% annualized, in the quarter ended March 31, 2020, despite the aforementioned classified loan sale. This follows the fourth quarter 2019 growth of 20% annualized, or $52.7 million. As previously disclosed, the Bank intends to focus growth efforts in relationship commercial lending. We expect that growth will slow in the coming quarters as the team focuses more effort on managing its existing clients given the change in the economic environment. Home equity loans were relatively flat at $178.7 million at March 31, 2020 as first mortgage refinance activity reduced home equity loan balances as many clients consolidated debt. Mortgage loan originations grew with the fall in interest rates, but the Bank continues to sell most of its loan production in the secondary market. First lien residential mortgages fell $11.6 million, or 14% annualized, in the three months ended March 31, 2020 as the Bank continues to execute its balance sheet mix optimization strategy. Installment loans fell by $15.1 million in the three months ended March 31, 2020 due to the sale of $11.0 million of acquired RV loans for risk management purposes, plus normal amortization. Overall, period end gross loans grew by $12.6 million, or 3% annualized, in the first quarter of 2020 as compared with December 31, 2019, as the mix continues to shift away from lower margin consumer loans to relationship commercial loans.

Deposits
Given the market uncertainty, the Bank saw a notable inflow of deposits into checking, money market and savings accounts. Total core (non-maturity) deposits increased $54.3 million in the first quarter, or 16% annualized, to $1.42 billion. Time deposits, net of brokered and subscription accounts, fell $7.7 million in the quarter, or 6% annualized. Planned reductions in brokered deposits and subscription service deposits continued with $23.8 million of runoff. The loan to deposit ratio remained stable at 86% at March 31, 2020 as net loans grew by $11.5 million and deposits increased $21.8 million. The Bank will selectively use brokered channels as needed and is targeting a 90-95% loan to deposit ratio over the long term.

Other
Borrowings fell by $5.9 million to $212.0 million in the three months ended March 31, 2020; however, the Bank shifted strategies with regard to borrowings due to the decrease in interest rates. Initially, maturing long-term borrowings and brokered CDs were replaced with overnight borrowings. This led to an initial reduction in the cost of borrowings as rates fell. After rates fell significantly, the Bank extended the duration of $100.0 million of borrowings for a weighted average term of six years at a cost of funds of 0.54%.

During the three months ended March 31, 2020, securities available for sale decreased by $11.3 million as $26.7 million of purchases were offset by $20.5 million of principal repayments and a $17.3 million reduction in the fair value of investments. Due to bond market turmoil in the quarter, spreads widened in many segments of the investment portfolio as liquidity in the market was temporarily constrained. Many funds liquidated holdings and buying demand was limited, thereby putting pressure on prices. Given the strength of the investment counterparty or deal credit enhancement for asset-backed securities, this reduction in fair value is likely to be temporary. In addition, the Bank has the ability and intent to hold these bonds to maturity, so no other than temporary impairment charges were recorded. As the Bank continues to execute its plan to grow relationship loans, it will look to reduce its investment portfolio concentration to fund some of this loan growth through investment repayments. Total asset growth was limited at $4.2 million for the three months ended March 31, 2020 and we expect limited total balance sheet growth in 2020 as the Company reinvests lower margin investments and mortgages into relationship commercial and consumer loans.

Income Statement

Net Interest Income and Margin
The Bank actively managed its balance sheet to optimize its net interest margin, given the rapid decline in interest rates. The Bank focused on shifting borrowings short and repricing non-maturity deposits quickly to preserve the margin for the near term to offset the reductions in variable rate loan and investment yield reductions. Adding to the margin stability was the continued balance sheet mix shift as commercial loans grew by $39.9 million, mortgage loans fell by $11.6 million, brokered and subscription service deposits fell by $23.8 million and core deposit balances rose by $54.3 million from December 31, 2019 to March 31, 2020. As a result of these efforts, net interest income totaled $18.3 million in the first quarter of 2020 compared with $17.9 million in the fourth quarter of 2019. Average interest-earning assets rose by $44.8 million in the three months ended March 31, 2020 due primarily to average commercial loan growth of $64.5 million over the same period. The net interest margin increased by four basis points in the three months ended March 31, 2020 to 3.41% as the earning asset yield fell by five basis points while the cost of interest-bearing liabilities fell by nine basis points.

As previously disclosed, the Company has an asset sensitive balance sheet with concentrations in variable rate commercial loans and investment securities. It also has significant concentrations in core deposits with a low cost of funds. With this profile, the Bank will normally experience net interest margin pressure as interest rates fall and net interest margin expansion as rates rise. If the external environment continues to favor low interest rates, the Company will continue to focus on mix optimization to preserve margin, while also obtaining its fair share of rate sensitive fee revenues from mortgage loans to be sold in the secondary market and loan swap referral income for commercial real estate clients. The first quarter of 2020 saw record low interest rates and they are expected to stay low throughout 2020.

Provision for Loan Losses
The allowance for loan losses totaled $15.8 million at March 31, 2020, compared with $14.7 million at December 31, 2019. Total classified loans fell in the quarter by 25%, or $10.3 million. Management initiated a strategy in the first quarter of 2020 to pursue the sale or workout of classified loans. During the three months ended March 31, 2020, the Bank sold $9.2 million of a portfolio of acquired classified loans, recording a gain on sale of $1.6 million. While asset quality trends continue to exhibit low levels of charge-offs and non-performing loans, management decided to increase its qualitative reserves in anticipation of an increase in charge-offs in future periods due to the COVID-19 pandemic. The provision for loan losses totaled $0.9 million in the first quarter of 2020, compared with $0 in the fourth quarter of 2019. Management believes the allowance for loan losses to total loans ratio remains adequate at 0.95% at March 31, 2020. At December 31, 2019, the allowance for loan losses to total loans ratio totaled 0.89%.

Successful workout efforts led to net recoveries in the quarter ended March 31, 2020 of $0.2 million, as compared with net charge-offs totaling $0.2 million in the quarter ended December 31, 2019. Nonperforming loans decreased by $2.9 million to $8.0 million at March 31, 2020 from $10.9 million at December 31, 2019, due principally to a measurement period adjustment for the transfer of a $2.6 million loan from the Hamilton Bank acquisition into the purchased credit impaired pool during the three months ended March 31, 2020. Nonperforming loans totaled 0.47% of gross loans at March 31, 2020, compared with 0.65% of gross loans at December 31, 2019. Overall, asset quality continued to be solid and the allowance for loan losses to nonperforming loans ratio was 202% at March 31, 2020.

Noninterest Income
Noninterest income for the quarter ended March 31, 2020, excluding securities gains, totaled $7.1 million, compared with $7.0 million in the quarter ended December 31, 2019. The Bank completed the sale of two portfolios of loans for risk management purposes, which resulted in gains of $1.9 million in the three months ended March 31, 2020. These gains were partially offset by reduced fee revenue as the Bank began to see the negative impact of the COVID-19 pandemic during the second half of the quarter.

Total wealth management income for the quarter ended March 31, 2020 was $2.4 million, as compared to $2.5 million for the quarter ended December 31, 2019. A significant portion of the fees earned in wealth management are from fees assessed as a percentage of assets under management. With the fall in the market in the latter half of the first quarter of 2020, these fees came under pressure. If markets do not recover, growth of assets under management may be constrained. While the Bank continues to acquire new clients, fee growth from these efforts will be muted in the near term if market weakness continues.

In the first quarter of 2020, service charges totaled $1.0 million and interchange income on debit cards totaled $0.8 million, which combined, are down $0.2 million from the quarter ended December 31, 2019. These stable sources of fee revenue should grow over time as we add retail and commercial clients, but the combination of fee waivers from foreign ATMs and a reduction in economic activity due to the COVID-19 pandemic will constrain growth. Growth in these sources continues to be an area of opportunity and focus in future years.

During the three months ended March 31, 2020, the Bank sold two portfolios of loans for risk management purposes. The first was a portfolio of purchased RV loans that were acquired in the Hamilton Bank merger. A decision was made to exit this portfolio for risk management purposes and the $11.0 million portfolio was sold for a gain of $0.3 million. The second portfolio was a pool of $9.2 million in classified commercial loans primarily acquired from Hamilton Bank. The strategy was to reduce complexity and risk by selling the loans given the favorable pricing in the secondary market. The sale of these classified loans resulted in a gain on sale of $1.6 million in the three months ended March 31, 2020.

Mortgage banking income for the quarter ended March 31, 2020 fell by $1.0 million to $0.3 million. In the first quarter of 2020, a $0.5 million impairment charge was recognized on the mortgage servicing rights asset (“MSR”) due to falling interest rates. In the fourth quarter 2019, $0.2 million of the MSR impairment was recovered due to an increase in interest rates. Thus $0.7 million of the reduction in mortgage banking income was caused by volatility in the MSR valuation. Loans sold in the three months ended March 31, 2020 totaled $22.0 million compared with $32.2 million in the three months ended December 31, 2019. The mortgage market was disrupted in the quarter, which delayed closings. The Bank ended the quarter with an elevated amount of locked loans that were not closed, totaling $22.7 million. Since the Bank records gains on closed and locked loans, income was not impacted by these delays.

Loan swap referral fees totaled $0.2 million in the first quarter of 2020, a reduction of $0.4 million from the previous quarter. There were opportunities in the pipeline, scheduled to close in the first quarter of 2020, that did not occur primarily due to the impact of the COVID-19 pandemic. These fees for interest rate hedge referral income are related to commercial real estate lending. With the market turmoil, many commercial real estate projects were put on hold or cancelled. This fee revenue will fluctuate from quarter to quarter, but we expect to continue to see client demand to convert to fixed loan interest rates in this current rate environment once markets stabilize.

Noninterest Expenses
Noninterest expenses totaled $18.3 million in the first quarter of 2020 compared with $19.7 million in the fourth quarter of 2019. The fourth quarter of 2019 results included $1.0 million of branch consolidation expenses.

Salaries and employee benefits totaled $11.6 million in the first quarter of 2020 as compared with $11.4 million in the previous quarter. The normal seasonal first quarter increase in payroll taxes led to a $0.3 million increase. Overtime increased with the complexities related to the COVID-19 pandemic leading to a $0.2 million increase in salary expense in the three months ended March 31, 2020. Bonuses and incentives, which were elevated in the fourth quarter of 2019 due primarily to new hiring efforts, normalized as expected in the first quarter of 2020 and fell by $0.6 million. Health insurance expenses remained above average under the Company's self-insured group health plan, but fell $0.2 million in the three months ended March 31, 2020.

Occupancy expense decreased by $0.1 million from the three months ended December 31, 2019 to the three months ended March 31, 2020 due primarily to savings from the consolidation of five branches in the first quarter of 2020. Professional fees fell by $0.2 million in the three months ended March 31, 2020 as many projects from 2019 ended prior to year-end. First quarter 2020 advertising and bank promotions expense increased by $0.2 million from the previous quarter due to an increase in charitable contributions. The Company received certain tax credits associated with a portion of these increased contributions related to Pennsylvania’s Educational Improvement Tax Credit program, which allowed the Company to reduce its Pennsylvania bank shares tax expense, included in taxes other than income, by $0.1 million in the first quarter of 2020 to $0.

FDIC insurance expense reflects credits received in the first quarter of 2020, similar to those received in the third and fourth quarters of 2019, under the FDIC's regulations to provide credits to banks with consolidated assets under $10 billion, when the reserve ratio reaches 1.38%. The Company exhausted its credits in the first quarter of 2020 and expects FDIC insurance expense to return to customary levels in the second quarter of 2020.

Capital

At March 31, 2020, the Company had a tier 1 leverage ratio of 8.5%, total risk-based capital ratio of 14.0% and tier 1 risk-based capital ratio of 11.2%. The Bank’s capital ratios remain solid with the tier 1 leverage ratio of 9.4%, total risk-based capital ratio of 13.4% and tier 1 risk-based capital ratio of 12.5% at March 31, 2020. Shareholders’ equity totaled $210.6 million at March 31, 2020, a decrease of $12.7 million from $223.2 million at December 31, 2019. The decrease was primarily attributable to an increase in accumulated other comprehensive loss from changes in net unrealized gains and losses in securities available for sale, which fell by $13.6 million from December 31, 2019 to March 31, 2020 due to declining interest rates. The Company repurchased 71,955 shares in the first quarter of 2020 at a weighted average price of $16.27, thus reducing equity by $1.2 million. This repurchase program was suspended on March 21, 2020 due to the COVID-19 pandemic. The Bank intends to utilize the new Paycheck Protection Program Liquidity Facility (the “PPPLF”) to fund the growth in loan closings expected for the SBA PPP in the second quarter of 2020. SBA loans are 100% guaranteed by the SBA and, therefore, do not impact risk-based capital. We also intend on pledging the SBA PPP loans to the PPPLF, which would reduce or eliminate the leverage capital impact, depending on how much is actually borrowed.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis, CFA	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share amounts)	2020	2019

Profitability for the period:
Net interest income	$18,262	$14,760
Provision for loan losses	925	400
Noninterest income	7,074	5,135
Noninterest expenses	18,304	16,161
Income before income taxes	6,107	3,334
Income tax expense	1,039	232
Net income available to common shareholders	$5,068	$3,102

Financial ratios:
Return on average assets (1)	0.86%	0.65%
Return on average equity (1)	8.96%	7.23%
Net interest margin (1)	3.41%	3.41%
Efficiency ratio	72.2%	81.2%
Income per common share:
Basic	$0.46	$0.34
Diluted	$0.46	$0.33

Average equity to average assets	9.56%	9.05%

(1) Quarterly ratios are annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	March 31,	December 31,
	2020	2019
At period-end:
Total assets	$2,387,488	$2,383,274
Total deposits	1,897,296	1,875,522
Loans, net of allowance for loan losses	1,641,145	1,629,675
Loans held-for-sale, at fair value	7,900	9,364
Securities available for sale	479,599	490,885
Borrowings	212,034	217,936
Subordinated notes	31,861	31,847
Shareholders' equity	210,570	223,249

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	0.95%	0.89%
Total nonaccrual loans to total loans	0.47%	0.65%
Nonperforming assets to total assets	0.34%	0.46%
Allowance for loan losses to nonaccrual loans	202%	138%
Total risk-based capital:
Orrstown Financial Services, Inc.	14.0%	14.1%
Orrstown Bank	13.4%	13.4%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	11.2%	11.3%
Orrstown Bank	12.5%	12.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	11.2%	11.3%
Orrstown Bank	12.5%	12.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.5%	8.6%
Orrstown Bank	9.4%	9.4%

Book value per common share	$18.81	$19.93

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2020	December 31, 2019
Assets
Cash and due from banks	$33,974	$25,969
Interest-bearing deposits with banks	23,163	29,994
Cash and cash equivalents	57,137	55,963
Restricted investments in bank stocks	15,823	16,184
Securities available for sale (amortized cost of $497,454 and $491,492 at March 31, 2020 and December 31, 2019, respectively)	479,599	490,885
Loans held for sale, at fair value	7,900	9,364
Loans	1,656,948	1,644,330
Less: Allowance for loan losses	(15,803)	(14,655)
Net loans	1,641,145	1,629,675
Premises and equipment, net	37,098	37,524
Cash surrender value of life insurance	64,016	63,613
Goodwill	20,142	19,925
Other intangible assets, net	6,717	7,180
Accrued interest receivable	6,697	6,040
Other assets	51,214	46,921
Total assets	$2,387,488	$2,383,274
Liabilities
Deposits:
Noninterest-bearing	$263,502	$249,450
Interest-bearing	1,633,794	1,626,072
Total deposits	1,897,296	1,875,522
Short-term borrowings	189,065	154,869
Long-term debt	22,969	63,067
Subordinated notes	31,861	31,847
Accrued interest and other liabilities	35,727	34,720
Total liabilities	2,176,918	2,160,025
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,268,679 shares issued and 11,196,724 outstanding at March 31, 2020; 11,220,604 shares issued and 11,199,874 outstanding at December 31, 2019	586	584
Additional paid—in capital	187,843	188,365
Retained earnings	38,408	35,246
Accumulated other comprehensive loss	(15,097)	(480)
Treasury stock— 71,955 and 20,730 shares, at cost at March 31, 2020 and December 31, 2019, respectively	(1,170)	(466)
Total shareholders’ equity	210,570	223,249
Total liabilities and shareholders’ equity	$2,387,488	$2,383,274

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,	March 31,
(In thousands, except per share amounts)	2020	2019
Interest income
Loans	$20,166	$15,151
Investment securities - taxable	3,438	3,492
Investment securities - tax-exempt	284	842
Short-term investments	79	173
Total interest income	23,967	19,658
Interest expense
Deposits	4,354	3,715
Short-term borrowings	562	243
Long-term debt	288	443
Subordinated notes	501	497
Total interest expense	5,705	4,898
Net interest income	18,262	14,760
Provision for loan losses	925	400
Net interest income after provision for loan losses	17,337	14,360
Noninterest income
Service charges	987	902
Interchange Income	788	736
Loan swap referral fees	200	—
Wealth management income	2,359	2,236
Mortgage banking activities	332	468
Other income	2,448	454
Investment securities (losses) gains	(40)	339
Total noninterest income	7,074	5,135
Noninterest expenses
Salaries and employee benefits	11,594	8,677
Occupancy, furniture and equipment	2,289	2,024
Data processing, telephone, and communication	871	770
Advertising and bank promotions	789	521
FDIC insurance	47	185
Professional services	716	557
Taxes other than income	—	306
Intangible asset amortization	463	208
Merger related and branch consolidation expenses	—	645
Insurance claim receivable (recovery) write-off	(486)	615
Other operating expenses	2,021	1,653
Total noninterest expenses	18,304	16,161
Income before income tax expense	6,107	3,334
Income tax expense	1,039	232
Net income	$5,068	$3,102

Share information:
Basic earnings per share	$0.46	$0.34
Diluted earnings per share	$0.46	$0.33
Weighted average shares - basic	10,959	9,160
Weighted average shares - diluted	11,062	9,326

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	3/31/2020			12/31/19			09/30/19			06/30/19			3/31/2019
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$23,368	$79	1.37%	$21,895	$102	1.84%	$96,212	$561	2.31%	$84,843	$503	2.38%	$29,108	$173	2.41%
Securities (1)	500,488	3,797	3.05	504,072	3,916	3.08	496,482	4,177	3.34	496,803	4,479	3.62	499,755	4,558	3.70
Loans (1)(2)(3)	1,653,547	20,288	4.93	1,606,608	20,207	4.99	1,604,491	20,306	5.02	1,497,445	19,782	5.30	1,257,654	15,273	4.93
Total interest-earning assets	2,177,403	24,164	4.46	2,132,575	24,225	4.51	2,197,185	25,044	4.52	2,079,091	24,764	4.78	1,786,517	20,004	4.54
Other assets	188,400			191,585			193,946			175,566			137,802
Total	$2,365,803			$2,324,160			$2,391,131			$2,254,657			$1,924,319
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$972,487	1,903	0.79	$955,975	2,136	0.89	$954,824	2,206	0.92	$922,612	2,062	0.90	$845,092	1,850	0.89
Savings deposits	151,194	55	0.15	142,524	55	0.15	151,692	81	0.21	146,063	81	0.22	114,314	43	0.15
Time deposits (4)	503,364	2,396	1.91	559,486	2,717	1.93	658,587	3,508	2.11	575,660	2,749	1.92	403,095	1,822	1.83
Short-term borrowings	147,645	562	1.53	65,767	307	1.85	10,497	39	1.48	9,594	34	1.41	42,124	243	2.34
Long-term debt	49,179	288	2.36	63,122	371	2.33	74,524	433	2.30	97,161	532	2.19	88,076	443	2.04
Subordinated notes	31,853	501	6.32	31,839	501	6.23	31,826	490	6.10	31,819	499	6.28	31,886	497	6.32
Total interest-bearing liabilities	1,855,722	5,705	1.24	1,818,713	6,087	1.33	1,881,950	6,757	1.42	1,782,909	5,957	1.34	1,524,587	4,898	1.30
Noninterest-bearing demand deposits	250,163			247,107			252,211			235,046			202,365
Other	33,763			35,282			35,720			31,692			23,310
Total Liabilities	2,139,648			2,101,102			2,169,881			2,049,647			1,750,262
Shareholders' Equity	226,155			223,058			221,250			205,010			174,057
Total	$2,365,803			$2,324,160			$2,391,131			$2,254,657			$1,924,319
Taxable-equivalent net interest income / net interest spread		18,459	3.22%		18,138	3.18%		18,287	3.10%		18,807	3.44%		15,106	3.24%
Taxable-equivalent net interest margin			3.41%			3.37%			3.30%			3.63%			3.43%
Taxable-equivalent adjustment		(197)			(197)			(208)			(292)			(346)
Net interest income		$18,262			$17,941			$18,079			$18,515			$14,760
Ratio of average interest-earning assets to average interest-bearing liabilities			117%			117%			117%			117%			117%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.
(4) For the three months ended September 30, 2019, expenses associated with the early redemption of brokered time deposits totaled $0.2 million, and increased the cost of funds by 13 basis points.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands, except per share amounts )	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Profitability for the quarter:
Net interest income	$18,262	$17,941	$18,079	$18,515	$14,760
Provision for loan losses	925	—	300	200	400
Noninterest income	7,074	7,028	8,602	7,774	5,135
Noninterest expenses	18,304	19,707	18,140	23,292	16,161
Income before income taxes	6,107	5,262	8,241	2,797	3,334
Income tax expense	1,039	1,028	1,340	110	232
Net income	$5,068	$4,234	$6,901	$2,687	$3,102

Financial ratios:
Return on average assets (1)	0.86%	0.72%	1.15%	0.48%	0.65%
Return on average equity (1)	8.96%	7.53%	12.37%	5.26%	7.23%
Net interest margin (1)	3.41%	3.37%	3.30%	3.63%	3.43%
Efficiency ratio	72.25%	78.93%	67.99%	88.60%	81.23%
Efficiency ratio, adjusted (2)	72.13%	75.02%	72.55%	67.83%	79.34%

Per share information :
Income per common share:
Basic	$0.46	$0.39	$0.63	$0.26	$0.34
Diluted	$0.46	$0.38	$0.62	$0.26	$0.33
Book value	$18.81	$19.93	$20.00	$19.59	$18.89
Tangible book value (3)	$16.53	$17.65	$17.67	$17.27	$17.25
Cash dividends paid	$0.17	$0.15	$0.15	$0.15	$0.15
Average basic shares	10,959	10,966	10,949	10,349	9,160
Average diluted shares	11,062	11,097	11,094	10,514	9,326
(1) Annualized.
(2) Efficiency ratio has been adjusted for merger related fees and investment securities (losses) gains.
(3) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Noninterest income:
Service charges	$987	$1,119	$1,110	$1,078	$902
Interchange income	788	859	843	843	736
Loan swap referral fees	200	568	629	—	—
Wealth management income	2,359	2,478	2,546	2,421	2,236
Mortgage banking activities	332	1,304	623	652	468
Other income	2,448	682	523	716	454
Investment securities (losses) gains	(40)	18	2,328	2,064	339
Total noninterest income	$7,074	$7,028	$8,602	$7,774	$5,135

Noninterest expenses:
Salaries and employee benefits	$11,594	$11,407	$10,489	$8,922	$8,677
Occupancy, furniture and equipment	2,289	2,433	2,385	2,206	2,024
Data processing, telephone, and communication	871	941	1,028	1,260	770
Advertising and bank promotions	789	619	279	548	521
FDIC insurance	47	(30)	(9)	221	185
Professional services	716	876	814	707	557
Taxes other than income	—	92	306	314	306
Intangible asset amortization	463	474	486	402	208
Merger related and branch consolidation expenses	—	988	471	6,860	645
Insurance claim receivable (recovery) write-off	(486)	—	—	—	615
Other operating expenses	2,021	1,907	1,891	1,852	1,653
Total noninterest expenses	$18,304	$19,707	$18,140	$23,292	$16,161

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Balance Sheet at quarter end:
Cash and cash equivalents	$57,137	$56,462	$50,923	$116,879	$77,217
Restricted investments in bank stocks	15,823	16,184	11,399	10,105	10,292
Securities available for sale	479,599	490,386	481,120	496,930	490,221
Loans held for sale, at fair value	7,900	9,364	—	—	—
Loans held for sale, at cost	—	—	7,610	7,152	4,787
Loans:
Commercial real estate:
Owner occupied	168,586	170,884	171,327	170,272	123,100
Non-owner occupied	377,933	361,050	310,334	298,989	264,869
Multi-family	107,797	106,893	108,751	93,342	83,009
Non-owner occupied residential	118,773	120,038	120,395	121,364	101,312
Commercial and industrial	235,791	214,554	215,734	219,551	169,651
Total commercial loans	1,008,880	973,419	926,541	903,518	741,941
Acquisition and development:
1-4 family residential construction	13,037	15,865	12,257	12,801	6,361
Commercial and land development	49,348	41,538	38,494	57,027	49,784
Municipal	46,551	47,057	47,920	48,358	50,599
Residential mortgage:
First lien	324,766	336,372	353,811	363,946	231,243
Home equity – term	13,337	14,030	15,175	15,989	11,828
Home equity – lines of credit	165,375	165,314	159,930	157,645	143,308
Installment and other loans	35,654	50,735	38,977	42,386	30,475
Total loans	1,656,948	1,644,330	1,593,105	1,601,670	1,265,539
Allowance for loan losses	(15,803)	(14,655)	(14,809)	(14,460)	(14,283)
Net loans held-for-investment	1,641,145	1,629,675	1,578,296	1,587,210	1,251,256
Goodwill	20,142	19,925	19,925	19,621	12,592
Other intangible assets, net	6,717	7,180	7,654	8,140	3,702
Total assets	2,387,488	2,383,274	2,313,677	2,399,508	1,973,283
Total deposits	1,897,296	1,875,522	1,923,454	2,015,541	1,620,696
Borrowings	212,034	217,936	99,770	92,634	112,935
Subordinated notes	31,861	31,847	31,834	31,821	31,810
Total shareholders' equity	210,570	223,249	223,493	219,868	179,167

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	14.0%	14.1%	14.5%	14.1%	15.3%
Orrstown Bank	13.4%	13.4%	13.6%	13.0%	13.2%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	11.2%	11.3%	11.6%	11.2%	11.9%
Orrstown Bank	12.5%	12.5%	12.7%	12.1%	12.1%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	11.2%	11.3%	11.6%	11.2%	11.9%
Orrstown Bank	12.5%	12.5%	12.7%	12.1%	12.1%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.5%	8.6%	8.2%	8.5%	8.5%
Orrstown Bank	9.4%	9.4%	8.9%	8.6%	8.6%

Average equity to average assets	9.56%	9.60%	9.25%	9.09%	9.05%
Allowance for loan losses to total loans	0.95%	0.89%	0.93%	0.90%	1.13%
Total nonaccrual loans to total loans	0.47%	0.65%	0.44%	0.27%	0.37%
Nonperforming assets to total assets	0.34%	0.46%	0.33%	0.21%	0.26%
Allowance for loan losses to nonaccrual loans	202%	138%	214%	330%	301%

Other information:
Net (recoveries) charge-offs	$(223)	$154	$(49)	$23	$131
Classified loans	30,470	40,808	37,535	27,742	17,782
Nonperforming and other risk assets:
Nonaccrual loans	7,805	10,657	6,931	4,387	4,743
Other real estate owned	197	197	642	735	454
Total nonperforming assets	8,002	10,854	7,573	5,122	5,197
Restructured loans still accruing	971	979	1,042	1,104	1,116
Loans past due 90 days or more and still accruing (2)	2,115	2,232	2,982	1,661	295
Total nonperforming and other risk assets	$11,088	$14,065	$11,597	$7,887	$6,608
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $1.9 million, $2.0 million, $2.4 million, $1.7 million, and $0.3 million of purchased credit impaired loans at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended
	3/31/2020	12/31/19	9/30/19	6/30/19	3/31/2019
(In thousands)
Pretax Items
Merger related expenses	$—	$—	$(471)	$(6,860)	$(645)
Branch consolidation expenses	—	(988)	—	—	—
Net securities (losses) gains	(40)	18	2,328	2,064	339
Accelerated payoff of brokered deposits and borrowings penalty	—	—	223	—	—
Life insurance proceeds	—	—	—	255	—
Restricted stock forfeiture expense benefit	—	—	—	350	—
Accretion - recoveries on purchased credit impaired loans	211	109	21	715	—
Insurance claim receivable recovery (write-off)	486	—	—	—	(615)

Income Tax Expense Items
Tax benefit from state deferred tax asset rate change	—	—	—	334	—
Tax benefit from acquired life insurance assets	—	—	—	—	185

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $26.9 million and $27.1 million at March 31, 2020 and December 31, 2019, respectively.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions.
Tangible book value per share and net interest margin excluding the impact of purchase accounting, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following table presents the computation of each non-GAAP based measure shown together with its most directly comparable GAAP based measure.

(in thousands, except per share information)
Tangible Book Value per Common Share	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Shareholders' equity	$210,570	$223,249	$223,493	$219,868	$179,167
Less: Goodwill	20,142	19,925	19,925	19,621	12,592
Other intangible assets	6,717	7,180	7,654	8,140	3,702
Related tax effect	(1,411)	(1,508)	(1,607)	(1,709)	(777)
Tangible common equity (non-GAAP)	$185,122	$197,652	$197,521	$193,816	$163,650

Common shares outstanding	11,197	11,200	11,175	11,224	9,485

Book value per share (most directly comparable GAAP based measure)	$18.81	$19.93	$20.00	$19.59	$18.89
Intangible assets per share	2.28	2.28	2.33	2.32	1.64
Tangible book value per share (non-GAAP)	$16.53	$17.65	$17.67	$17.27	$17.25

		Three Months Ended
(dollars in thousands)		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$18,459	3.41%	$18,138	3.37%	$18,287	3.30%	$18,807	3.63%	$15,106	3.43%
Effect of purchase accounting:
Loans	Income	(899)	(0.19)%	(1,241)	(0.24)%	(879)	(0.17)%	(1,385)	(0.29)%	(253)	(0.07)%
Time deposits	Expense	28	(0.01)%	32	(0.01)%	36	(0.01)%	24	(0.01)%	(9)	0.00%
Purchase accounting effect on taxable-equivalent income/margin		(927)	(0.20)%	(1,273)	(0.25)%	(915)	(0.18)%	(1,409)	(0.30)%	(244)	(0.07)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$17,532	3.21%	$16,865	3.12%	$17,372	3.12%	$17,398	3.33%	$14,862	3.36%

About the Company

With $2.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions; and to realize cost savings from our branch consolidation efforts. In addition to risks and uncertainties related to the COVID-19 pandemic and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2019 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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